EXHIBIT 12.1


CENEX HARVEST STATES COOPERATIVES
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

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
                                                                                            THREE
                                                                                            MONTHS
                                                     NINE MONTHS ENDED     YEARS ENDED       ENDED            YEARS ENDED
   (DOLLARS IN THOUSANDS, EXCEPT RATIOS)                  MAY 31,           AUGUST 31,     AUGUST 31,           MAY 31,
                                                    ------------------  ------------------ ---------- ----------------------------
                                                      2001      2000      2000     1999       1998      1998      1997      1996
                                                    --------  --------  --------  --------  --------  --------  --------  --------
EARNINGS:
Income before income taxes and cumulative effect
   of accounting change ........................... $119,209  $ 58,729  $ 91,268  $ 92,980  $ 18,831  $196,916  $171,181  $128,344

ADD:
Minority interests ................................   25,517     4,487    24,546    10,017     3,252     6,880     7,984      (147)
Fixed charges, as shown below .....................   61,496    54,442    75,085    56,221    15,963    47,532    47,951    59,521
Redemptions received from equity method
   investees ......................................   20,836    17,688    41,250     8,829       360    12,686     8,994       400

SUBTRACT:
Equity in income of investees .....................  (13,519)  (21,238)  (28,325)  (22,363)    9,142    (8,381)   (7,635)   (6,216)
Interest capitalized ..............................     (342)   (1,244)   (2,709)   (1,733)     (439)   (1,838)   (3,689)   (2,050)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
     EARNINGS AS ADJUSTED ......................... $213,197  $112,864  $201,115  $143,951  $ 47,109  $253,795  $224,786  $179,852
                                                    ========  ========  ========  ========  ========  ========  ========  ========

FIXED CHARGES:
Interest .......................................... $ 49,625  $ 44,251  $ 60,276  $ 44,171  $ 12,749  $ 36,459  $ 37,057  $ 48,501
Amortization of debt costs expensed or
   capitalized ....................................    1,777     1,509     2,116     2,131       343       899       898       768
Interest within rent expense ......................   10,094     8,682    12,693     9,919     2,871    10,174     9,996    10,252
                                                    --------  --------  --------  --------  --------  --------  --------  --------
     TOTAL FIXED CHARGES ..........................   61,496    54,442    75,085    56,221    15,963    47,532    47,951    59,521
                                                    --------  --------  --------  --------  --------  --------  --------  --------

PREFERRED DIVIDENDS ...............................       --        --        --        --        --        --        --        --
                                                    --------  --------  --------  --------  --------  --------  --------  --------

COMBINED FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS ................................ $ 61,496  $ 54,442  $ 75,085  $ 56,221  $ 15,963  $ 47,532  $ 47,951  $ 59,521
                                                    ========  ========  ========  ========  ========  ========  ========  ========

RATIO .............................................      3.5       2.1       2.7       2.6       3.0       5.3       4.7       3.0
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